Exhibit 2.29

AMENDED AND RESTATED

CASINO LEASE

By and Between

155 East Tropicana, LLC

a Nevada limited liability company

and

Eastern & Western Hotel Corporation

a Nevada Corporation

dated

March 9, 2005

TABLE OF CONTENTS

SECTION 1 BASIC LEASE PROVISIONS
1.1	Date of Lease
1.2	Landlord
1.3	Notice Address of Landlord
1.4	Tenant
1.5	Notice Address of Tenant
1.6	Casino Property
1.7	Lease Term
1.8	Purchase of Gaming Assets
1.9	Utilities

SECTION 2 DEFINITIONS
2.1	Definitions
Adjusted Base Rent
Affiliates
Business
Business Day
Casino
Casino Lease
Casino Lease Term
Casino Repairs
Commencement Date
Default Interest Rate
Encumbrance
Environmental Laws
Fair Market Adjusted Rent
Fixtures
Gaming Assets
Governmental and Regulatory Authority
Hazardous Substance
Hooters Renovation
Hotel
Hotel Lease
Indenture
JVA
Knowledge
Landlord
Landlord Event of Default
Landlord Parties
Landlord’s Repairs

i

Laws
Losses
Nevada Gaming Authorities
New Devices
Notes
Note Trustee
Operating Agreement
Parties
Person
Re-opening
Remaining Cash Flow
Rent Adjustment Date
Reset Election
Resort
Tenant
Tenant Event of Default
Tenant Parties
Termination Date
Trade Fixtures
2.2	Interpretation

SECTION 3 DEMISED PREMISES
3.1	Premises
3.2	Landlord Reservation
3.3	Tenant Control

SECTION 4 RENT AND RESERVES
4.1	Base Rent
4.2	Reserves
4.3	Place of Payment
4.4	Progressive Slot Liability

SECTION 5 GAMING
5.1	Regulation
5.2	Taxation
5.3.	Governmental Approvals
5.4.	Casino Lease subject to Nevada Gaming Authorities

SECTION 6 POSSESSION AND SURRENDER OF LEASED PROPERTY
6.1	Acceptance
6.2	Surrender and Fixtures

SECTION 7 RESERVED

SECTION 8 USE OF LEASED PROPERTY/CONDUCT OF BUSINESS
8.1	Condition and Maintenance of Resort
8.2	Permitted Use
8.3	Tenant’s Employees
8.4	Compliance With Law
8.5	Furnishings and Fixtures
8.6	Hours of Operation
8.7	Contracts
8.8	Inspection of Records

SECTION 9 CONDITION OF PROPERTY AND ALTERATIONS
9.1	Alterations
9.2	Good Repair and Condition
9.3	Security Interest

SECTION 10 LANDLORD’S REPAIRS

SECTION 11 RESERVED

SECTION 12 INTELLECTUAL PROPERTY & ADVERTISEMENTS
12.1	Assignment of Name
12.2	Advertising under Assignment

SECTION 13 TAXES
13.1	Taxes on Casino and Entertainment Taxes
13.2	Payment of Taxes
13.3	Proration
13.4	Other Taxes

SECTION 14 UTILITIES/LEASED PROPERTY MAINTENANCE SERVICES
14.1	Utilities
14.2	Landlord Services

SECTION 15 INSURANCE
15.1	Tenant’s Insurance
15.2	Tenant’s Property Insurance
15.3	Business Interruption
15.4	Worker’s Compensation
15.5	Policy Requirements
15.6	Hazardous Activities
15.7	Waiver of Subrogation
15.8	Coverage

15.9	Additional Coverages

SECTION 16 LIENS

SECTION 17 INDEMNIFICATION
17.1	Tenant Indemnification
17.2	Hazardous Material
17.3	Limitations on Liability
17.4	Landlord Indemnification

SECTION 18 SUBORDINATION AND ATTORNMENT
18.1	Subordination
18.2	Attornment

SECTION 19 ASSIGNMENT AND SUBLETTING
19.1	Prohibition
19.2	No Merger

SECTION 20 INSOLVENCY AND DEATH
20.1	No Transfer
20.2	Bankruptcy

SECTION 21 CONDEMNATION
21.1	Award
21.2	Taking
21.3	Deed-in-Lieu

SECTION 22 DESTRUCTION OF PREMISES
22.1	Termination by Landlord
22.2	Damage by Tenant
22.3	Damage to Resort
22.4	Repair Obligations
22.5	Insurance Proceeds

SECTION 23 RIGHT OF ACCESS

SECTION 24 EXPENDITURES BY LANDLORD

SECTION 25 ESTOPPEL CERTIFICATES

SECTION 26 DEFAULT
26.1	Tenant Event of Default
26.2	Remedies Upon Tenant Default

26.3	Landlord Event of Default
26.4	Remedies Upon Landlord Default
26.5	Late Payments
26.6	Attorney’s Fees
26.7	No Waiver

SECTION 27 SALE BY LANDLORD
27.1	Landlord’s Transfer
27.2	Attornment

SECTION 28 FORCE MAJEURE

SECTION 29 NO PARTNERSHIP

SECTION 30 SERVICE OF NOTICES
30.1	Method
30.2	Addresses
30.3	Change of Address

SECTION 31 REMEDIES CUMULATIVE

SECTION 32 SUCCESSORS AND ASSIGNS

SECTION 33 PARTIAL INVALIDITY

SECTION 34 TIME OF THE ESSENCE

SECTION 35 ENTIRE AGREEMENT

SECTION 36 NO MEMORANDUM

SECTION 37 MISCELLANEOUS
37.1	Captions
37.2	Interpretation
37.3	Governing Law
37.4	Covenant
37.5	Joint Liability
37.6	Submission
37.7	Drafting

SECTION 38 DISPUTE RESOLUTION

v

AMENDED AND RESTATED CASINO LEASE

THIS AMENDED AND RESTATED CASINO LEASE (the “ Casino Lease”) is made and entered into as of March 9, 2005, by and between 155 EAST TROPICANA, LLC, a Nevada limited liability company (hereinafter referred to as “Landlord”), and EASTERN & WESTERN HOTEL CORPORATION, a Nevada corporation (hereinafter referred to as “Tenant”).

RECITALS

A.                                   Landlord and Tenant entered into that certain Casino Lease dated July 30, 2004 (“Original Casino Lease”).

B.                                     In consideration of the Renovation Financing (as defined herein) Landlord and Tenant desire to amend and restate each and every term and condition of the Casino Lease as set forth herein.

C.                                     Concurrently with the execution of the Original Casino Lease, and pursuant to that certain Joint Venture Agreement dated June 29, 2004 (the “Original JVA”), by and among Tenant, I and P Corporation, a Nevada corporation and Florida Hooters LLC, a Nevada limited liability company (“Florida Hooters”), as such Original JVA was amended and restated on or about the date hereof by Florida Hooters and EW Common, LLC, a Nevada limited liability company (as amended and restated, the “JVA”), Tenant agreed to contribute to Landlord that certain resort hotel and all restaurants therein and other facilities, related assets and real and personal property used in connection therewith (excluding all Gaming Assets), commonly known as the San Remo Las Vegas Casino Resort and located at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada (the “Resort”).  Pursuant to this Casino Lease, Tenant desires to lease from Landlord those portions of the Resort containing the showroom, gaming and liquor servicing areas of the Resort, including, without limitation, the areas of the Resort containing and immediately adjacent the slot machines, video machines, all gaming devices, table games, poker room, keno area, baccarat areas, and any other areas which are subject to direct supervision by the Nevada Gaming Authorities, together with all surveillance areas, counting rooms, cashier cages and other areas ancillary to casino gaming (the “Casino”).  Pursuant to a lease agreement (the “Hotel Lease”) to be executed by and between Landlord and Tenant concurrent with the execution of this Casino Lease, the non-Casino portions of the Resort, including, without limitation, that certain convention center and related amenities and facilities located at 155 East Tropicana Boulevard (the “Hotel”) shall be by Landlord to Tenant.

D.                                    Tenant is a member of Landlord pursuant to that certain Amended and Restated Operating Agreement of Landlord dated March 9, 2005 (the “Operating Agreement”), pursuant to which Landlord shall operate the Resort.

E.                                      Capitalized terms used herein and not otherwise defined shall have the meaning given in the JVA or the Operating Agreement as the case may be.

F.                                      On the terms and conditions set forth in this Casino Lease, Landlord desires to lease the Casino to Tenant, and Tenant desires to lease the Casino from, Landlord

For good and valuable consideration which the Parties hereby acknowledge, the Parties agree as follows:

SECTION 1

BASIC LEASE PROVISIONS

1.1                                 Date of Lease: As of July 30, 2004.

1.2                                 Landlord:  155 East Tropicana, LLC

1.3                                 Notice Address of Landlord:                                        155 East Tropicana, LLC

c/o Florida Hooters LLC

c/o 107 Hampton Road, Suite 200

Clearwater, Florida 33759

Attn: Neil Kiefer

1.4                                 Tenant:  Eastern & Western Hotel Corporation

1.5                                 Notice Address of Tenant:                                                  115 East Tropicana Avenue

Las Vegas, Nevada 89109

Attn: Michael Hessling

1.6                                 Casino Property:  The area of the Resort comprising the Casino is more specifically set forth as indicated by cross-hatching on the site plan attached hereto as Exhibit A.

1.7                                 Lease Term:   The term of this Casino Lease (the “Casino Lease Term”) commenced on July 30, 2004 (the Commencement Date), and shall end on the earlier to occur of (i) the date on which none of the Notes are outstanding, or (ii) the last day of the month in which Landlord receives all licenses from the Governmental and Regulatory Authorities to conduct gaming and liquor sales at the Resort, unless terminated pursuant to this Casino Lease, or as set forth in the JVA or the Operating Agreement, in each case subject to the terms of the Indenture (the actual date on which this Casino Lease is terminated as described in this sentence, the “Termination Date”). The Casino Lease Term may be extended by a written agreement of Landlord and Tenant.  For the avoidance of doubt, so long as the Indenture is in effect and any of the Notes are outstanding, the rights, obligations and remedies of Landlord under this Casino Lease shall be subject to the Indenture.

1.8                                 Purchase of Gaming Assets:

(a)                                  Tenant shall purchase for the Re-Opening approximately 519 new slot machines and related gaming equipment and devices (the “New Devices”).   The New Devices shall be new from the factory in first-class quality and shall be sufficient in quantity and quality to open the Casino as a “Hooters Casino Hotel” in a manner consistent with the overall theme, design and quality of the Casino and Resort.   Upon termination of this Lease Tenant shall assign all rights, ownership, obligations and liabilities and Landlord shall assume all rights, ownership, obligations and liabilities associated with or related to the New Devices.

(b)                                 On the Termination Date, and in partial consideration of the Secondary Capital Contribution (as defined in the Operating Agreement) Tenant shall deliver a bill of sale conveying all of the Gaming Assets to Landlord as provided in the JVA and the Operating Agreement.  Upon their transfer, the Gaming Assets (except for the New Devices) shall be free and clear of any and all liens, encumbrances, debts or any other instrument clouding or encumbering title thereto.

1.9                                 Utilities:  Tenant shall be responsible for the payment of all utilities and shall pay any utility connection charges as more fully set forth below in Section 14.

In the event of a conflict between the provisions of this Section 1 and the specific provisions as set forth in the body of the Casino Lease, the specific provisions as set forth in the body of the Casino Lease shall prevail.

SECTION 2

DEFINITIONS

2.1                                 Definitions. The following terms shall have the following meanings for purposes of this Casino Lease:

“Adjusted Base Rent” shall have the meaning given to it in Section 4.1(b).

“Affiliates” shall mean a person who directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with the person specified.

“Business” shall mean the operation of a casino pursuant to the Governmental and Regulatory Authorities, including, without limitation, all accounting and cashier operations, all surveillance operations all outlets for sale of alcoholic beverages and any and all services necessary to comply with the Governmental and Regulatory Authorities.

“Business Day” shall mean a day on which banks are open for business in Las Vegas, Nevada.

“Casino” shall have the meaning given in Recital A to this Casino Lease.

“Casino Lease” shall have the meaning as set forth in the first paragraph of this Casino Lease.

“Casino Lease Term” shall mean the period beginning on the Commencement Date and ending on the Termination Date.

“Casino Repairs” shall have the meaning given to it in Section 10 of this Casino Lease.

“Commencement Date” shall be the First Closing Date as such term is defined in the JVA.

“Default Interest Rate” shall mean rate of ten percent (10%) per annum.

“Encumbrance” shall mean any security interest, lien, pledge, charge, hypothecation or any other encumbrance of whatever nature.

“Environmental Laws” shall be all those laws, statutes, regulations, ordinances and rules as set forth in or referred to in the definition of Hazardous Substances herein.

“Fair Market Adjusted Rent” shall have the meaning given to it in Section 4.1(c).

“Fixtures” shall mean tangible items affixed to the Casino in such a manner that the removal of same from the Casino would cause, leave or in any manner achieve a material injury to the Casino, and without limiting the foregoing, lighting fixtures, bulbs and tubes and all partitions, whether removable or not, shall be deemed to be included within this definition of Fixtures and part of the Casino.

“Gaming Assets” shall mean all of Tenant’s gaming assets consisting of all rights, properties and businesses which directly or indirectly comprise, are used in, or relate to Tenant’s casino business, including without limitation, the furniture, fixtures, gaming devices, and all warranties applicable thereto, equipment, inventory, appliances, tools, trade name, goodwill, telephone number, credit files, computer records, financial statements, gaming tax returns, customer lists, all related accounting files, all computer hardware, software and all other personal property, tangible or intangible, owned by Tenant and used directly or indirectly in ownership, operation and maintenance thereof.

“Governmental and Regulatory Authority” means the Nevada Gaming Authorities, court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Substance” shall mean those substances, chemicals and mixtures as may be defined as “hazardous substances,” “hazardous materials,” “toxic substances,” “imminently hazardous chemical substance or mixture,” “pesticide,” “heavy metal,” “hazardous air pollutant,” “toxic pollutant, “ “toxic waste,” “pollutant,” “regulated substance,” “asbestos,” “asbestos containing material,” “solid waste,” “hazardous waste,” “medical waste,” or “radioactive waste” in the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., as now or hereafter amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq. as now or hereafter amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sec. 5901 et seq., as now or hereafter amended, the Federal Hazardous Substances Act, 15 U.S.C. Sec. 1261 et seq., as now or hereafter amended, the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq., as now or hereafter amended, the Clean Air Act, 42 U.S.C. Sec. 7401, et seq., as now or hereafter amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sec. 136 et seq., as now or hereafter amended, the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Sec. 11001 et seq. as now or hereafter amended, the Occupational Safety and Health Act of 1970, 29 U.S.C. Sec. 651 et seq., as now or hereafter amended (“OSHA”), the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq., as now or hereafter amended, the statutes of the State of Nevada found currently at ch. 444, 445, 459, 477, 590, 618 or in the Uniform Fire Code, 1991 edition and the rules, orders and regulations now in effect or promulgated and effective hereafter pursuant to each respective law listed above as well as such other substances, materials and wastes which are regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state or local laws or regulations.

“Hooters Renovation” shall mean the renovation work to be done in, on and at the Hotel/Casino in order to re-theme and renovate the Casino into a “Hooters Casino Hotel”.

“Hotel” shall have the meaning given in Recital A of this Casino Lease.

“Hotel Lease” shall have the meaning given to it in Recital A to this Casino Lease.

“Indenture” means the indenture of other agreement governing the Notes.

“JVA” shall have the meaning set forth in Recital A of this Casino Lease.

“Knowledge” shall mean with respect to any Person, the actual knowledge of such Person’s directors, officers, executives, and other employees or agents granted decision-making authority for such Person sufficient to bind contractually such Person to third Persons.

“LET” shall have the meaning given to it in Section 13.1 of this Casino Lease.

“Landlord” shall mean 155 East Tropicana, LLC, a Nevada limited liability company.

“Landlord Event of Default” shall mean those events as described in Section 26.2 as well as those other items designated as Events of Default throughout this Casino Lease.

“Landlord Parties” shall mean Landlord, Landlord’s Affiliates, directors, officers, employees, agents, representatives, successors and assigns.

“Landlord’s Repairs” shall mean all those repairs necessary to keep in good order, condition and repair all portions of the Casino except for reasonable wear and tear and except for any damage thereto caused by any act or negligence of Tenant, Tenant Parties or Tenant’s customers or invitees.

“Laws” shall mean the Environmental Laws, OSHA as it applies generally to the workplace, as well as all federal, state and local laws, rules, regulations, and ordinances regarding equal employment opportunity, sexual harassment, business licensing, food and liquor services, restaurant services and all other laws relating primarily to the Business.

“Losses” shall mean all claims, injuries, charges, damages, costs, fees (including, without limitation, reasonable attorneys’, accountants’, investigators’, experts’ and other professional fees), liabilities, fines, penalties, assessments, expenses and other losses.

“Nevada Gaming Authorities” means the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board, or any governmental agency of the State of Nevada or its political subdivisions that succeeds to the functions of such agencies.

“New Devices” shall have the meaning given to it in Section 1.8(a).

“Notes” means the senior secured notes due 2012 issued by Landlord, as they may be amended, restated, restructured or otherwise modified, and any other indebtedness, securities or facilities issued or entered into in repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part, the Notes.

“Note Trustee” means the trustee for the Notes or other collateral agent for the Notes under the Indenture.

“Operating Agreement” shall have the meaning given to it in Recital B.

“Parties” shall mean Tenant and Landlord.

“Person” shall mean any natural person, corporation, limited liability company, partnership, limited partnership, limited liability partnership, association, organization or any other entity of whatsoever nature.

“Re-opening” means the time when the Hooters Renovation shall be been substantially completed and the facilities of the Hooters Casino Hotel have been opened to the general public, a “grand opening” has occurred, are receiving customers in the ordinary course of business and are operating in accordance with applicable laws; and for purposes of calculating dates, obligations and payments due, the Re-opening shall be deemed to occur on the 1st day of the month in the month immediately following the first month in which any of the foregoing conditions were satisfied.

“Remaining Cash Flow” shall have the meaning set forth in Section 4.2(d) of this Casino Lease.

“Rent Adjustment Date” shall have the meaning given to it in Section 4.1(c).

“Reset Election” shall have the meaning given to it in Section 4.1(c).

“Resort” shall have the meaning given in Recital A.

“Tenant” shall have the meaning set forth in the first paragraph of this Casino Lease.

“Tenant Event of Default” shall mean those events as described in Section 26.1 as well as those other items designated as Events of Default throughout this Casino Lease.

“Tenant Note Guarantee” means the guarantee, to be dated as of the issue date of the Notes, by Tenant, pursuant to which Tenant shall guarantee Landlord’s obligations under the Notes to the extent of Remaining Cash Flow.

“Tenant Parties” shall mean Tenant, Tenant’s concessionaires licensees, sublessees or assignees, (whether or not authorized pursuant to the provisions of this Casino Lease), Affiliates, directors, officers, employees, agents, representatives and any other Person permitted by Tenant to conduct business or other activities from, on or about the Casino.

“Termination Date” shall have the meaning set forth in Section 1.7 of this Casino Lease.

“Trade Fixtures” are those items present in or on the Casino which were installed or placed by Tenant and which are readily movable from the Casino without material injury to the Casino and are not Gaming Assets.

2.2                                 Interpretation.  Other terms defined parenthetically herein shall have the meanings ascribed to those terms by the text immediately preceding such terms.  References to a “Section” are references to the numbered provisions of this Casino Lease.  References to an “Exhibit” are references to exhibits which are attached hereto and are incorporated by reference into the provisions of this Casino Lease.

SECTION 3

DEMISED PREMISES

3.1                                 Premises.  Landlord hereby leases the Casino to Tenant.

3.2                                 Landlord Reservation.  Subject to the Hotel Lease, Landlord reserves to itself the use of the roof, exterior walls (other than storefronts) and the area above and below the Casino together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires and structural elements now or in the future leading through the Casino and which serve other parts of the Resort.

3.3                                 Tenant Control.  Notwithstanding anything to the contrary contained herein, Tenant shall have all control and supervision of the Casino and the Resort’s security department to the extent necessary to satisfy all requirements of the Nevada Gaming Authorities in order to keep Tenant’s license from the Nevada Gaming Authorities in full force and effect. Without limiting the foregoing, Landlord shall not have any right of access to areas that are required to be under the direct supervision of Tenant, as licensee, by the Nevada Gaming Authorities.

SECTION 4

RENT AND RESERVES

4.1                                 Base Rent.

(a)                                  From the Commencement Date until the Re-opening, Tenant shall pay Landlord base rent equal to One Hundred Twenty-Five Thousand Dollars ($125,000) per month (“Base Rent”).   Base Rent shall be due and owing from the Commencement Date until the Re-opening.  Base Rent shall be paid monthly on the first (1st) day of each month during the Casino Lease Term.   All rent due hereunder shall be paid to Landlord in lawful money of the United States of America and at the address of Landlord set forth below, or to such other person or at such other place as Landlord may from time to time designate to Tenant in writing.  Base Rent for any partial month shall be prorated based on the actual number of days in the month.

(b)                                 Commencing on the Re-opening, Tenant shall pay Landlord adjusted base rent equal to Four Hundred Fifty Thousand Dollars ($450,000) per month (“Adjusted Base Rent”).  Adjusted Base Rent shall be due and owing on the Re-opening date through the Termination Date.  Adjusted Base Rent shall be paid monthly on the first (1st) day of each month during the Casino Lease Term.   All rent due hereunder shall be paid to Landlord in lawful money of the United States of America and at the address of Landlord set forth below, or to such other person or at such other place as Landlord may from time to time designate to Tenant in writing.  Adjusted Base Rent for any partial month shall be prorated based on the actual number of days in the month.

(c)                                  Landlord may elect (each a “Reset Election”) within thirty (30) days after the date which is six (6) months after the Re-opening and again on the date which is eighteen (18) months after the Re-opening, in Landlord’s sole and absolute discretion, to adjust the Adjusted Base Rent effective the first (1st) day of the following month (each a “Rent Adjustment Date”) to the Fair Market Adjusted Rent provided that Landlord delivers notice to Tenant fifteen (15) days prior to the Rent Adjustment Date.  Whenever Tenant is paying Adjusted Base Rent as re-calculated based upon a Reset Election pursuant to this Section 4.1(c), references in this Lease to “Adjusted Base Rent” shall be deemed to mean Fair Market Adjusted Rent.  For purposes of this Lease, the term “Fair Market Adjusted Rent” means the then payable Adjusted Base Rent plus the amount of rent that Landlord determines is the amount necessary to “true up” the aggregate amount of the Adjusted Base Rent payable under this Lease to an amount that a willing tenant would pay to a willing landlord for comparable premises to the Casino based upon all revenue generated by or from Casino operations for the period of time since the date of this Lease, or the last Reset Election, as the case may be.  Any Fair Market Adjusted Base Rent shall be due and owing in the same manner and at the same time as the Adjusted Base Rent.

(d)                                 In the event that the Casino is shut down prior to Re-opening in order to facilitate the Hooter Renovation, then during such period of shutdown, Landlord and Tenant agree that all Base Rent due during such shutdown shall be abated.

4.2                                 Reserves.   To the extent that Tenant has available cash flow from Casino operations, Tenant shall make the reserves set forth in Sections 4.2 (a), (b) and (c) each month during the Casino Lease Term.  Provided, however, to the extent that in any month cash flow is not adequate to fund any such reserve, Tenant shall make such reserve deposit in the next successive month with adequate cash flow.

(a)                                  Thirty Thousand Dollars ($30,000) each month during the Casino Lease Term to be used for capital improvements to the Casino, including, without limitation, purchase of gaming devices and the New Devices.  This reserve shall be distributed to Tenant on a monthly basis, and all amounts in this reserve shall be the property of Tenant.

(b)                                 One Hundred Twenty Thousand Dollars ($120,000) each month during the Casino Lease Term until the Re-Opening, which such amount shall be the property of, and accrue for the benefit of, Tenant and shall be available to pay the “change in control” termination fees that Tenant may be obligated to pay on or before the Termination Date.  In the event that Tenant is not obligated to make such payments, or the amount in such reserve is in excess of the amount to be paid, the balance in this reserve shall be immediately paid to Tenant.

(c)                                  Fifty-Five Thousand Dollars ($55,000) for the payment of Tenant’s legal, accounting, professional fees in addition to the payment of any renewal, licensing and other general business expenses that arise and are obligations of Tenant to pay.  This reserve shall be distributed to Tenant on a monthly basis, and all amounts in this reserve shall be the property of Tenant.

(d)                                 The available cash flow from Casino operations, if any, remaining after making the reserves set forth in Sections 4.2(a) and (c) (the “Remaining Cash Flow”) shall be deposited by Tenant in an account (the “Cash Account”) to secure the Tenant Note Guarantee, and shall be preserved by Tenant in the Cash Account, in trust for the benefit of the holders of the Notes, until such time as all Notes cease to be outstanding.  The Cash Account shall be an account separate from all other accounts of Tenant, and the funds deposited in the Cash Account shall not be commingled with any other funds of Tenant or any other account.  Tenant shall keep the Cash Account and all funds therein free and clear of any and all liens, claims, encumbrances and rights of set-off.  Tenant shall have the right but shall not have any obligation to invest the funds in the Cash Account or deposit such funds in an interest bearing account, provided that, if Tenant shall invest such funds or deposit such funds in an interest bearing account, the interest and earnings thereon, if any, shall become part of the Cash Account and shall be held by Tenant as additional security for the Tenant Note Guarantee.

4.3                                 Place of Payment.  All rents and other monies required to be paid by Tenant herein shall be paid to Landlord without deduction or offset, prior notice or demand, in lawful money of the United States of America, at its notice address set forth in this Casino Lease or at such other place as Landlord may, from time to time, designate in writing.

4.4                                 Progressive Slot Liability.  In the event that any of the sales tax and LET tax obligations are not known until after the Termination Date, Tenant shall, on or before the Termination Date, set-aside a reasonable estimate of any sales tax, LET tax, or any other tax or liability attributable to the gaming devices, including, without limitation, any progressive slot liability.  Any such costs or expenses referenced in this Section 4.4 shall be responsibility and obligation of Tenant.

SECTION 5

GAMING

5.1                                 Regulation.  Landlord acknowledges that Tenant is a licensee and is regulated by the Nevada Gaming Authorities. Landlord and Tenant acknowledge and agree that the Casino Lease may be modified to satisfy requirements or modifications imposed by Nevada Gaming Authorities.

5.2                                 Taxation.  Tenant, as the licensee of the Nevada Gaming Authorities, shall be entitled to receive and retain all revenues in any way related to gaming and other matters that are the subject of licensing by the Nevada Gaming Authorities.   Tenant shall be responsible for paying all taxes, fees, collections, impositions or any other charges of any kind that are imposed, collected, verified or audited by the Nevada Gaming Authorities.

5.3.                              Governmental Approvals.  In the event that any governmental approval or permit is required for Tenant’s use of the Casino including, but not limited to, any liquor license, business license, gaming or special use permit or variance, at Tenant’s sole expense, Tenant shall promptly obtain such approval or permit before such work may be commenced or Tenant’s casino or bar at the Casino may be opened for business.  In the event any such approval or permit, or any such approval or permit in connection with Tenant’s use of the premises, cannot be obtained or can be obtained but only in connection or compliance with, or upon the satisfaction of, requirements, limitations or restrictions which are not satisfactory to Landlord, Landlord may, in its sole discretion, terminate this Casino Lease.

5.4.                              Casino Lease subject to Nevada Gaming Authorities.  Notwithstanding anything to the contrary in this Casino Lease, this Casino Lease and all of the terms and conditions contained herein are subject to all Governmental and Regulatory Authority, including, without limitation, the Nevada Gaming Authorities.  In the event of any conflict between any Governmental and Regulatory Authority and the terms of this Casino Lease, the Parties acknowledge, understand and agree that the Governmental and Regulatory Authority shall govern and the terms of this Casino Lease shall be deemed amended to conform thereto.

SECTION 6

POSSESSION AND SURRENDER OF LEASED PROPERTY

6.1                                 Acceptance.  Tenant shall, by entering upon and occupying the Casino, be deemed to have accepted the Casino in its then existing condition and Landlord shall not be liable for any latent or patent defect therein. Landlord does not make any express warranties, has not made any implied warranties and Tenant hereby waives all implied warranties and constructive warranties, including, without limitation, any implied or constructive warranties of habitability, suitability for a particular usage or purpose or any warranty as to the nature and condition of the Casino.

6.2                                 Surrender and Fixtures.  On or before the last day of the Casino Lease Term Tenant shall surrender the Casino in the same condition as on the date when the Casino was ready for occupancy, reasonable wear and tear excepted. Tenant shall not remove any Trade Fixtures or any other items placed by Tenant on the Casino, all such items shall be conveyed to Landlord pursuant to the JVA.   If the Casino is not surrendered by the last day of the Casino Lease Term, Tenant shall indemnify and hold Landlord Parties harmless from and against all Losses resulting from delay by Tenant in so surrendering the Casino including, without limitation, any claims made by any succeeding tenant founded on or arising out of such delay.

SECTION 7

RESERVED

SECTION 8

USE OF LEASED PROPERTY/CONDUCT OF BUSINESS

8.1                                 Condition and Maintenance of Resort.  In the event that the Casino becomes a “Hooters Casino Hotel” prior to the Termination Date, Tenant acknowledges that the maintenance of Landlord’s reputation and the goodwill of all of Landlord’s guests and invitees is essential to Landlord and its Affiliates and that any impairment thereof whatsoever will cause great damage to Landlord and/or its Affiliates.  Tenant therefore covenants that if the Casino becomes a “Hooters Caino Hotel” before the Termination Date, (a) Tenant shall operate the Casino with honesty, integrity, quality and courtesy so as to maintain and enhance the reputation and goodwill of Landlord and the Resort; (b) Tenant shall monitor the performance of each of Tenant’s employees at the Casino to insure that any standards required under any “Hooters” license or franchise agreements and the standards set forth in this Section 8.1 are consistently maintained; and (c) Tenant and it and its officers, directors, shareholders, employees and agents will not conduct themselves in a manner which is contrary to the best interests of Landlord, nor in any manner that adversely affects or is detrimental to Landlord or its Affiliates, and will not directly or indirectly make any oral, written or recorded private or public statement or comment that is disparaging, defamatory or otherwise not in the best interests of Landlord.  Provided, however, that in the event of any arbitration or any other legal proceeding between Landlord and Tenant, this Section 8.1 shall not apply to the documents, pleadings, and other instruments filed with the court or presented to the arbitrator or mediator.   Tenant further agrees, as a material inducement to Landlord to enter into this Casino Lease, that repeated failure to maintain such standards or repeated valid complaints from customers or guests shall be deemed a Tenant Event of Default and a failure by Tenant to perform conditions and covenants of this Casino Lease which cannot afterwards be performed.

8.2                                 Permitted Use.  The Casino is leased to Tenant solely for conducting the Business. Tenant shall not operate a similar Business at any other Clark County, Nevada location, including any location within a hotel and/or casino property during the Casino Lease Term.

8.3                                 Tenant’s Employees.  Tenant shall be responsible for all salaries, employee benefits, social security taxes, federal and state unemployment insurance and any and all similar taxes relating to its employees and for worker’s compensation coverage with respect thereto pursuant to applicable law. Tenant’s employees shall not be entitled to participate in, or to receive, any of Landlord’s employee benefit or welfare plans, nor shall they be deemed agents of Landlord for purposes of this Casino Lease. Landlord shall have no control over Tenant’s employment practices except as specifically provided herein.  Tenant shall be responsible for verifying its employees’ work authorizations under federal law, including any necessary employment verification process under the Immigration Reform and Control Act of 1986, as amended, before such employees perform services at the Casino. Tenant shall on or before the Commencement Date and annually thereafter train all managers, assistant managers and employees working at the Casino in reasonable measures necessary to comply with the Laws.

8.4                                 Compliance With Law.  Tenant shall at all times during the Casino Lease Term comply with all Laws, other federal, state and local governmental rules, regulations, ordinances, statutes, laws, and the orders and regulations of the Insurance Services Office and the National Board of Fire Underwriters or any other body now or hereafter exercising similar functions, now or hereafter in effect pertaining to the Resort, the Casino or Tenant’s use thereof.  Tenant shall immediately provide Landlord a copy of any correspondence regarding or related to any of the foregoing.

8.5                                 Furnishings and Fixtures.  Tenant shall at all times maintain all Gaming Assets, furniture, Fixtures, Trade Fixtures, equipment and other personal property necessary for the conduct of the Business in a condition at least comparable to conditions immediately prior to the Commencement Date, Tenant shall use its reasonable business judgment to determine which of the Gaming Assets to replace, repair or enhance, and Tenant shall use the monies held in the Capital Reserve for all such replacements, repairs and enhancements.   If instead, Landlord provides any such capital to Tenant, then Tenant shall keep and maintain in first class order, condition and repair (including any such replacement and restoration as is required for that purpose) its equipment, trade fixtures and personal property.

8.6                                 Hours of Operation.  Tenant shall conduct the Business in the Casino twenty-four (24) hours per day each and every day of the year. Failure by Tenant to conduct the Business during such days, nights and hours indicated in the previous sentence shall be deemed an Event of Default.

8.7                                 Contracts.  Tenant shall deliver, within 5 business days of receipt, a copy of any contract related to the operation of the Casino which is not terminable upon thirty (30) days written notice without payment of any penalty or termination fee.

8.8                                 Inspection of Records.  At any time during the Casino Lease Term, and subject to Nevada Gaming Authorities, Landlord shall have the right to enter the Casino and inspect the books and records upon reasonable notice to Tenant of Landlord’s request therefor.

SECTION 9

CONDITION OF PROPERTY AND ALTERATIONS

9.1                                 Alterations.  Tenant shall not make any additions or changes to the Casino without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed.  Any alterations made by Tenant pursuant to this Section 9.1 shall remain on and be surrendered with the Casino on expiration or earlier termination of the Casino Lease.   Before Tenant commences any alterations or any work whatsoever on the Casino during the Casino Lease Term, Tenant shall give Landlord at least ten (10) days written notice to provide Landlord with the opportunity of recording a notice of non-responsibility.

9.2                                 Good Repair and Condition.  Tenant shall, at all times during the Casino Lease Term, and at its sole cost and expense, keep the Casino and maintain or cause the Casino to be kept and maintained in good repair and condition, and shall use all necessary precaution to prevent waste, damage or injury.   Tenant shall not cause the Casino or any activities conducted thereon to be in violation of any Law.  Landlord shall not be required to furnish any services or facilities or to make any improvements, repairs, replacements or alterations in or to the Casino during the Casino Lease Term, except if required as a result of the Hooters Renovations.

9.3                                 Security Interest.  In partial consideration of the lease granted herein to Tenant, Tenant hereby grants, a security interest in all Fixtures (to the extent not prohibited by law) in favor of the Landlord. Landlord shall have the right to record or file evidence of such security interest with all governmental authorities, including, without limitation, a UCC-1 financing statement evidencing such security interest therein and Tenant hereby expressly acknowledges its consent to Landlord’s filing or recording any such financing statement with any appropriate state or governmental agency, or county recorder, as the case may be.  Landlord reasonably chooses and Tenant shall execute and deliver all such documents and do all such things reasonably required to facilitate all such recordations.

SECTION 10

LANDLORD’S REPAIRS

Landlord shall not be required to furnish any services or facilities or to make any improvements, repairs, replacements or alterations in or to the Casino during the Casino Lease Term. Landlord may, at its sole cost and expense, make or cause to be made such repairs, alterations, additions, improvements, remodeling, renovations, renewals and replacements (collectively, the “Casino Repairs”) to or of the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing, vertical transportation and other elements of the Casino or any other part of the Casino or any equipment or improvements thereon as Landlord in its sole discretion shall deem to be necessary and advisable.  Landlord must give Tenant prior written notice of Landlord’s intention to undertake the Casino Repairs at least fifteen (15) days prior to undertaking such Casino Repairs, except in the case of an emergency in which case no notice or such notice (which may be telephonic) as may be reasonably practicable shall be required. The Casino Repairs must comply with all applicable laws.  Landlord shall cause any such Casino Repairs to be made in such manner as to interfere as little as practically possible with the conduct of Tenant’s business at the Casino.

Notwithstanding anything in this Casino Lease to the contrary, and subject to the Operating Agreement and JVA,  Landlord has the right to commence the Hooters Renovation, and in the performance thereof remove, alter, improve or rebuild the lobby, facilities, apparatus, machinery, equipment and all public and rentable areas of the Resort, including, without limitation, all areas surrounding and abutting the Casino, as the same may from time to time be constituted, or any part or parts thereof, and Landlord shall not be liable to Tenant for any Losses resulting from any work so done.

SECTION 11

RESERVED

SECTION 12

INTELLECTUAL PROPERTY & ADVERTISEMENTS

12.1                           Assignment of Name.  During the Casino Lease Term, Tenant shall hold an assignment of the name, the service marks used in association with, the trademarks used by Landlord at, other indicia of source of services or goods relating to, the address of or other designation of the Casino, including, the name “San Remo” and/or “San Remo Las Vegas Casino Resort”; provided, however, that Tenant shall not alter, modify or otherwise change the manner in which any such intellectual property rights are used at the Casino without Landlord’s prior written approval.

12.2                           Advertising under Assignment.  Tenant shall refer to the Casino under the name “SAN REMO LAS VEGAS CASINO RESORT” (the “Name”), or if the Hooters Renovation has commenced or is complete (at the discretion of the Landlord), then, any other name that Landlord may designate from time to time, in designating the location of the Casino in all newspaper and other advertising and in all other references to the location of the Casino, and list this location first in such advertising and include in all its newspaper advertising.  The rights granted herein to the Name include the right to use all related trademarks and/or service marks (collectively, the “Marks”), but do not include the right to use any of Landlord’s other trademarks and/or service marks.  Landlord makes no representation of any kind and gives no warranty of any kind, express or implied, as to the right of Tenant to use the Name or Marks or any portion thereof.  It is expressly agreed and understood by the parties hereto that any claim by any third party regarding the Name shall be the sole and complete responsibility of Tenant, and Landlord shall have no obligation of any kind, including but not limited to, any obligation to defend Tenant or to assist Tenant in its defense of any action with said third party.  Further, Tenant shall have no rights to register the Name or Marks or take any action against third parties regarding an alleged infringement of the Name or any part thereof.  The rights granted to Tenant pursuant to this Section 12 shall terminate upon the expiration of the Term or the earlier termination for breach of this Casino Lease or termination of Landlord’s right to use the Name or Marks.  The rights granted herein shall not be assigned or sublicensed to any third party, other than in accordance with the provisions of this Section 12 or to the assignee or sublessee of Tenant’s interest in this Casino Lease pursuant to a permitted assignment or sublease.   The prohibitions set forth in this Section 12 are for the benefit of and directly enforceable by Landlord.

SECTION 13

TAXES

13.1                           Taxes on Casino and Entertainment Taxes.   Tenant shall pay before delinquency all taxes, assessments, license fees and other charges levied or assessed against the Casino, or any portion thereof, during the Casino Lease Term or if any such amount is or becomes due and payable arising from the period of time that Tenant was the tenant of the Casino, including, without limitation, any gross revenue fee or tax and any entertainment tax, any “Live Entertainment Tax” (“LET”) or other similar tax, imposition, fee or surcharge.   Tenant agrees that it will collect any applicable LET associated with the sale of food, beverage, merchandise or entertainment from the Casino and will pay the same to the taxing authority on a timely basis, or if not permitted to pay the same directly, shall remit the LET due to Landlord no later than the 10th day of the month following the month in which the taxable sales occurred. Tenant shall make all documents containing information relative to the computation of the LET available for inspection upon notice by representatives of Landlord and the Nevada Gaming Authorities.    To the extent any LET was unpaid, collected incorrectly or underpaid, Tenant shall remain obligated to pay any such amounts and to correct, modify, amend or report, notwithstanding any termination or expiration of the Casino Lease Term, this obligation shall continue beyond the Termination Date. Tenant shall be liable for any and all LET, interest and penalties found to be payable in connection with the sale of food, beverage, merchandise or entertainment from the Casino as a result of understated taxable revenues, insufficiency of records or, if Tenant is permitted to pay the LET directly to the taxing authority, untimely payment of the LET. If Tenant is not permitted to pay the LET directly to the taxing authority, then, if Tenant has timely remitted the payment to Landlord as required in this Section 13.1, Tenant shall not be liable for the untimely payment of the LET to the taxing authority.

13.2                           Payment of Taxes.    In addition to the obligations of Tenant to pay taxes set forth in Section 5.2, if Landlord receives a bill or other notification of any taxes, fees or impositions related to the Casino, it shall notify Tenant thereof and furnish Tenant a copy of the same.  Tenant shall pay the taxes no later than the taxing authority’s delinquency date or ten (10) days after receipt of a copy of the tax bill, whichever is later.  If permitted by applicable law, Tenant may pay any tax in installments as determined by Tenant in Tenant’s reasonable business judgment.

13.3                           Proration.  Property taxes payable pursuant to this Article 14 shall be prorated for any partial tax year.

13.4                           Other Taxes.  If an any time during the Casino Lease Term, under the laws of the United States, Nevada or any political subdivision thereof, a tax or excise on rents or other tax (except income tax), however described, is levied or assessed by the Untied States, Nevada or said political subdivision against Landlord on account of any rent reserved under this Casino Lease, the Casino, or any use of the Casino by Tenant, all such tax or excise on rents or other taxes shall be paid by Tenant.  Whenever Landlord shall receive any statement or bill for any such tax or shall otherwise be required to make any payment on account thereof, Tenant shall pay the amount due hereunder.

SECTION 14

UTILITIES/LEASED PROPERTY MAINTENANCE SERVICES

14.1                           Utilities.  Tenant shall, throughout the Casino Lease Term, provide the Casino with all necessary and appropriate utility services (including, without limitation, gas, heat, electricity, other power, air conditioning, telephone service, grease trap cleaning, flora maintenance and preservation, oven and stove exhaust cleaning and air filter replacement services, premises cleaning service, interior window washing services, garbage disposal, and sewerage services.  Landlord shall also be responsible for and pay all connection or service fees or the cost of providing any meters in connection with such utilities.

14.2                           Landlord Services.  Landlord reserves the right to stop any service when Landlord deems such stoppage necessary, whether by reason of accident or emergency, or for repairs or improvements or otherwise. Landlord shall not be liable for loss or injury however occurring, through or in connection with or incident to any stoppage of such services, except if a result of Landlord’s gross negligence or wilful misconduct. Landlord shall have no responsibility or liability for failure to supply any services or maintenance or to make any repairs when prevented from doing so by any cause beyond Landlord’s control. Landlord shall not be obligated to inspect the Casino and shall not be obligated to make any repairs or perform any maintenance.

SECTION 15

INSURANCE

15.1                           Tenant’s Insurance.  Tenant shall, at all times during the Casino Lease Term, at its sole cost and expense, procure and maintain in full force and effect:

(a)                                  Commercial General Liability Insurance (including premises liability, productions/completed operations, personal injury, libel and slander, and contractual indemnity coverages) issued by a commercially reasonable insurance carrier doing business in the State of Nevada in a combined single limit policy in an amount not less than Twenty Million Dollars ($20,000,000.00) for each occurrence for bodily injury and property damage. All such insurance shall specifically insure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons and loss of or damage to property contained in this Casino Lease. Such limits shall apply solely to the Casino, the advertising, promotion and publicity thereof and Tenant’s obligations under this Casino Lease. Tenant shall submit all proposed deductibles or self-insured retentions to Landlord for Landlord’s prior approval in writing. Landlord and Landlord’s Affiliates as designated by Landlord shall be named as an additional insured (and at Landlord’s or its lender’s option, any other persons, firms or corporations reasonably designated by Landlord shall be additionally named insureds, subject to Tenant’s insurance underwriting approval) under each such policy of insurance which shall provide that Landlord (or other designated parties), although named as an insured, shall nevertheless be entitled to recovery thereunder for any Losses suffered by Landlord Parties by reason of Tenant’s negligence.

(b)                                 Commercial Automobile Liability insurance insuring against damage due to bodily injury or death of any person, or property damage arising out of the ownership, maintenance, or use of any motor vehicles whether owned, non-owned, hired, or leased. Tenant shall maintain limits of not less than One Million Dollars ($1,000,000.00) combined single limit per accident for bodily injury and property damage. Tenant shall submit all proposed deductibles or self-insured retentions to Landlord for Landlord’s prior approval in writing.

15.2                           Tenant’s Property Insurance.  Tenant at all times during the term hereof, at its sole cost and expense, shall maintain in full force and effect a policy or policies of Special Form ”All Risk” property insurance covering Tenant’s property, products, equipment and merchandise in, upon, or about the Casino, including the Casino premises, in an amount equal to one hundred percent (100%) of the current replacement cost of the property required to be insured. Landlord shall be the named loss payee under each such policy.

15.3                           Business Interruption.  Tenant shall, at all times during the Casino Lease Term, at its sole cost and expense, procure and maintain in full force and effect a policy of business interruption insurance in an amount not less than six (6) times the monthly rent then due hereunder.

15.4                           Worker’s Compensation.  Tenant shall, at all times during the Casino Lease Term, maintain and pay all sums to Tenant’s workers’ compensation insurance carrier, which such insurance carrier shall be licensed to conduct such business in the State of Nevada in order to be in compliance with their worker’s compensation requirements or maintain adequate worker’s compensation insurance in the event of that Tenant is permitted to be self-insured, together with Employer’s Liability (Nevada Stop Gap) in an amount not less than One Million Dollars ($1,000,000.00) for each injury, accident or illness. If self-insured, Tenant shall submit at least fourteen (14) days prior to the Commencement Date and annually during the Casino Lease Term thereafter a certificate of compliance to Landlord confirming that Tenant has fulfilled its self-insurance requirements.

15.5                           Policy Requirements.  All policies required hereunder shall be with companies licensed to do business in Nevada and with a General Policyholder’s Rating of A- or better and a financial rating of VII or better in the most recent edition of Best’s Insurance Guide (or similar rating service if such guide is no longer published). Tenant shall deliver a certificate issued by the insurance carrier for each policy of insurance required to be maintained by Tenant hereunder together with a copy of each such policy and evidence of payment of all premiums shall be delivered to Landlord no later than fourteen (14) days after the Commencement Date, and as to policy renewals, no later than fifteen (15) days after the expiration of the terms of each such policy. Each of such certificates of insurance and each such policy of insurance required to be maintained by Tenant hereunder shall be from an insurer and in form and substance satisfactory to Landlord and shall expressly evidence insurance coverage as required by this Casino Lease and shall contain an endorsement or provision requiring not less than thirty (30) days written notice to Landlord and all other named assureds prior to the cancellation, diminution in the perils insured against, or reduction of the amount of coverage of the particular policy in question. Tenant shall use reasonable efforts to disclose to Landlord, in writing, any deductibles, self-insured retentions, policy exclusions and/or limiting conditions at the time each such policy is delivered to Landlord. In addition to any policy premiums, Tenant shall pay for any deductibles and self-insured retentions, when and as due or demanded as the case may be.  In addition to the foregoing certificates, Tenant shall at all times during the term hereof furnish Landlord with a current certificate of worker’s compensation coverage.  Tenant shall provide Landlord with notice of any claim, potential claim, accident or injury, which such notice shall be delivered to Landlord no more than 3 business days after Tenant’s knowledge of the same, or the incident, whichever occurs first.

15.6                           Hazardous Activities.  Tenant shall not use or occupy, or permit the Casino to be used or occupied, in a manner which will increase the rates of fire or any other insurance for the Casino. Tenant shall also not use or occupy, or permit the Casino to be used or occupied, in a manner which will make void or voidable any insurance then in force with respect thereto, or which will make it impossible to obtain fire or other insurance with respect thereto,. If by reason of the failure of Tenant to comply with the provisions of this Section 15.6, the fire or any other insurance rates for the Casino or be higher than they otherwise would be, Tenant shall reimburse Landlord, as additional rent, on the first day of the calendar month next succeeding notice by Landlord to Tenant of said increase, for that part of all insurance premiums thereafter paid by Landlord which shall have been charged because of such failure of Tenant.  Nothing in this Section 15.6 is intended to modify, limit or in any way omit any activities related to the normal operation of the Casino, related amenities, facilities, activities and related casino amenities and activities, or any special events customarily undertaken by the Landlord in the operation of the Casino and related amenities and facilities.

15.7                           Waiver of Subrogation.  Each party hereby waives subrogation and any and all rights of recovery from the other, its officers, agents and employees for any loss or damage, including consequential loss or damage, caused by any peril or perils (including negligent acts) enumerated in their insurance actually carried or required to be carried pursuant to this Casino Lease and to the extent of such insurance coverage or required coverage, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof to the extent of such insurance coverage or required coverage.

15.8                           Coverage.  All policies shall be written as primary policies and not contributing with or in excess of the coverage, if any, which Landlord may carry. Any other provision contained in this Section 15 or elsewhere in this Casino Lease notwithstanding, the amounts of all insurance required hereunder to be paid by Tenant shall be not less than an amount sufficient to prevent Landlord or Tenant from becoming a co-insurer.   If Tenant does not maintain the required insurance during the Casino Lease Term, Landlord may treat such failure, without limiting Landlord’s rights or remedies, as a material breach by Tenant, and/or Landlord may obtain insurance to insure Tenant (provided this shall be at Landlord’s election, without according Tenant any cure period for such breach) according to Landlord’s standard insurance requirements (it being agreed without limiting Tenant’s liability for such failure, that Tenant shall also be liable to Landlord for all costs and premium expenses incurred by Landlord for such coverage, if any).  No insurance carried by Tenant under this Section 15 shall be self-insured.   Each policy shall have a “terrorism” clause, meaning that each policy referenced in this Section 15 shall not provide that “terrorism” is an excuse to not pay any insurance proceeds that may be payable.

15.9                           Additional Coverages.  If it does not currently have the following insurance coverages, Tenant shall obtain the following coverages, subject to this Section 15, no later than July 15, 2004:

(a)                                  Employment Practices and Liability.

(b)                                 Crime insurance, to protect against embezzlement, fraud, theft, etc.

SECTION 16

LIENS

Tenant shall at all times indemnify, save and hold Landlord, the Casino and the leasehold created by this Casino Lease free, clear and harmless from any and all Encumbrances, litigation and judgments arising directly or indirectly out of any use, occupancy or activity of Tenant, or out of any work performed, material furnished, or obligations incurred by Tenant in, upon or otherwise in connection with the Casino.  Tenant shall, at its sole cost and expense, within thirty (30) days after filing of any lien of record, obtain the discharge and release thereof, or provide a bond that shall do the same.  Nothing contained herein shall prevent Landlord, at the cost and for the account of Tenant, from obtaining said discharge and release in the event Tenant fails or refuses to do the same within said thirty (30) day period.

SECTION 17

INDEMNIFICATION

17.1                           Tenant Indemnification.  Tenant shall defend, indemnify, save and hold the Landlord Parties, the Casino and the Casino Leasehold estate created by this Casino Lease free, clear and harmless from any and all Losses of any kind whatsoever in connection with, arising out of or by reason of any act, omission, negligence, misrepresentation or breach of warranty, including, without limitation, a breach of any representation or warranty by or of Tenant Parties while in, upon, about or in any way connected with the Casino or its related property, the use by Tenant of any intellectual property or arising from any accident, injury or damage, howsoever and by whomsoever caused, to any person or property whatsoever, occurring in, upon, about or in any way connected with the Casino is related property or any portion thereof all of the foregoing, whether prior to, during or after the Casino Lease Term and other than as a direct and entire result of any gross negligence or willful misconduct of Landlord or arising out of the Hooters Renovations. The foregoing obligation to indemnify shall include, but is not limited to, Landlord’s Losses from the first notice that any claim or demand is to be made or may be made. If by reason of any act or omission of Tenant, Landlord is made a party defendant in any legal proceeding concerning this Casino Lease or the Casino, then Tenant shall indemnify, defend and hold Landlord harmless from all Losses Landlord may incur by reason thereof

17.2                           Hazardous Material.  Without limiting the foregoing, if any Hazardous Substance contamination, spill, leakage or other event occurs on or at or under the Casino occurs as a result of any act or omission of Tenant Parties, then Tenant shall indemnify, defend and hold Landlord Parties harmless from any and all Losses suffered or incurred by the Landlord Parties, or any of them, which arise during or after the Term as a result of such contamination.  This Section 17.2 shall survive the expiration or termination of this Casino Lease and shall not be diminished, voided or terminated, expect as may be specifically agreed to by the parties in a separate written instrument dated after the date of any such expiration or termination.   Notwithstanding any provision to the contrary in this Section 17, with regard to a Hazardous Substance contamination, spill leakage or other event which occurs as a result of the Hooters Renovation,  Landlord assumes sole responsibility for all Losses suffered thereby and shall not be indemnified by any of the Tenant Parties for such Losses.

17.3                           Limitations on Liability.  Landlord shall not be liable to Tenant or to any other Person whatsoever for any Losses occasioned by falling plaster, electricity, plumbing, gas, water, steam, sprinkler or other pipe and sewage system, by the bursting, running or leaking of any tank, washstand, closet, waste or other pipes, or by water being upon or coming through the roof skylight, vent, trap door or otherwise for any reason whatsoever or for any damage arising from any acts or neglect of co-tenants or occupants of the Resort or of adjacent property or of the public, including, but not limited to, breach of any lease or rules and regulations, nor shall Landlord be liable in damages or otherwise for any failure to furnish, or interruption of service of any utility.

17.4                           Landlord Indemnification.  Landlord shall defend, indemnify, save and hold the Tenant Parties free, clear and harmless from any and all Losses of any kind whatsoever in connection with, arising out of or by reason of the Hooters Renovation other than as a direct and entire result of any gross negligence or willful misconduct of Tenant. This obligation to indemnify shall include, but is not limited to Tenant’s Losses from the first notice that any claim or demand is to be made or may be made. If by reason of any act or omission of Landlord, Tenant is made a party defendant in any legal proceeding concerning this Casino Lease or the Casino, then Landlord shall indemnify, defend and hold Tenant harmless from all Losses Tenant may incur by reason thereof.

SECTION 18

SUBORDINATION AND ATTORNMENT

18.1                           Subordination.  This Casino Lease is and shall be subject and subordinate in all respects to any mortgage or deed of trust granted by Landlord to a lender on or after the date of this Casino Lease and Tenant shall execute and deliver to any such lender such documentation such lender may reasonably require to evidence the subordination of this Casino Lease.

18.2                           Attornment.   Tenant shall, in the event any proceedings are brought for the foreclosure of the Casino or Resort or in the event of exercise of the power of sale under any mortgage covering the Casino or the Resort, or termination of any ground lease, attorn to the purchaser upon any such foreclosure or sale, and recognize such purchaser as the Landlord under this Casino Lease.

SECTION 19

ASSIGNMENT AND SUBLETTING

19.1                           Prohibition.  Tenant shall not voluntarily assign, mortgage or transfer or encumber its interest in the Casino Lease, in whole or in part.  Any such assignment shall be null and void and shall constitute a “Tenant Event of Default” which shall entitle Landlord to immediately terminate, without any other notice or cure period, notwithstanding any other term of this Casino Lease.

19.2                           No Merger.  The voluntary or other surrender of this Casino Lease by Tenant, or a mutual cancellation hereof or the termination of this Casino Lease by Landlord pursuant to any provision contained herein, shall not work a merger, but at the option of Landlord, shall either terminate any or all existing subleases or subtenancies, or operate as an assignment to the Landlord of any and all such subleases or subtenancies.

SECTION 20

INSOLVENCY AND DEATH

20.1                           No Transfer.  Except as provided herein or as may be provided in the Operating Agreement and the JVA, and at all times subject to Governmental and Regulatory Authority, it is understood and agreed by Tenant and Landlord that neither this Casino Lease nor any interest herein or hereunder, nor any estate hereby created in favor of Tenant, shall pass by operation of law under any state or federal insolvency, bankruptcy or inheritance act, or any similar law now or hereafter in effect, to any trustee, receiver, assignee for the benefit of creditors, heir, legatee, devisee, or any other person whomsoever without the express written consent of Landlord first had and obtained therefor.   Notwithstanding the aforementioned, Landlord and Tenant each hereby consents to a transfer of this lease to the Notes Trustee upon the occurrence of an “Event of Default” (as defined in the Indenture).

20.2                           Bankruptcy.  Landlord and Tenant hereby acknowledge and recognize that Section 365 of Title 11 of the United States Code (the “Bankruptcy Code”) provides that a debtor-in-possession or a trustee, with court approval, may assume or reject an unexpired lease, and that in a case under Chapter 11 of the Bankruptcy Code may order the trustee or debtor-in-possession to determine within a specified period of time whether to assume or reject such unexpired lease. Because of the fact that time is of the essence to this Casino Lease, Tenant expressly covenants, agrees and bargains to file or cause to be filed a motion either to assume or reject this Casino Lease within forty-five (45) days of the filing of a voluntary petition under the Bankruptcy Code or the entry of an order for relief in the event of the filing of an involuntary petition. Landlord and Tenant further recognize that Section 365 of the Bankruptcy Code provides for the assumption and assignment, subject to court approval, of unexpired leases. Court approval of such assumption and assignment may be pre-conditioned upon, among other things, the provision of adequate assurance of future performance. In view of the foregoing, Landlord and Tenant agree that the following, and each of them, specifically and without limiting Tenant’s obligations to continue to perform all of the terms of this Casino Lease, are conditions and covenants the fulfillment of which are necessary to provide Landlord with adequate assurance of future performance:

(a)                                  the assumption and assignment of this Casino Lease will not breach any provision, such as a radius, location or use provision, in any other lease, financing agreement or other agreement relating to, arising out of or intrinsic to the Resort;

(b)                                 the proposed assignee will not use the Casino in violation of the terms of this Casino Lease;

(c)                                  the proposed assignee will, in Landlord’s sole discretion, be a suitable tenant for the Casino; and

(d)                                 the proposed assignee will have adequate financial resources to pay all rent and other consideration due under the provisions of this Casino Lease and in order to assume all other obligations of Tenant under this Casino Lease.

SECTION 21

CONDEMNATION

21.1                           Award.  Should the whole or any part of the Casino be condemned or taken by a competent authority for any public or quasi-public purpose, all awards payable on account of such condemnation and taking shall be payable to Landlord, and Tenant hereby waives any and all interest therein.

21.2                           Taking.  If the whole of the Casino shall be so condemned and taken, then this Casino Lease shall terminate upon such taking. If greater than ten percent (10%) of the floor space of the Casino is condemned or taken or if by reason of any condemnation or taking and the remainder of the Casino will not be reasonably adequate for the operation of the Casino, either Landlord or Tenant shall have the option to terminate this Casino Lease by notifying the other party hereto of such election in writing within thirty (30) days after such taking. If by such condemnation and taking ten percent (10%) or less of the Casino has been taken and the remainder is one undivided parcel, or if a part only of the Casino is taken and the remaining part thereof is suitable for the purposes for which Tenant has leased said premises, this Casino Lease shall continue in full force and effect, but the Base Rent shall be reduced in an amount equal to that proportion of the Base Rent which the floor space of the portion taken bears to the total floor space of the Casino. In the event a partial taking does not terminate this Casino Lease, Tenant, at Tenant’s expense, shall make repairs and restorations to the remaining premises and shall also repair or replace its stock in trade, fixtures, furniture, furnishings, floor coverings and equipment, and Tenant, at Tenant’s expense, shall make repairs or replace its stock in trade, inventory, fixtures, furniture and equipment, and if Tenant has closed shall promptly reopen for business. If any part of the resort of which the Casino is a part shall be so taken or appropriated, Landlord shall have the right, at its option to terminate this Casino Lease by notifying Tenant within one (1) month of such taking.

21.3                           Deed-in-Lieu.  For the purposes hereof a deed in lieu of condemnation shall be deemed a taking.

SECTION 22

DESTRUCTION OF PREMISES

22.1                           Termination by Landlord.  In the case of total destruction of the Casino, or any portion thereof substantially interfering with Tenant’s use of the Casino, whether by fire or other casualty, not caused by the fault or negligence of Tenant, Tenant Parties, its customers or business invitees, this Casino Lease shall terminate except as herein provided. If Landlord notifies Tenant in writing within thirty (30) days of such destruction of Landlord’s election to repair said damage, and if Landlord proceeds to and does repair such damage with reasonable dispatch, this Casino Lease shall not terminate, but shall continue in full force and effect. In determining what constitutes reasonable dispatch, consideration shall be given to delays caused by labor disputes, civil commotion, war, warlike operations, terrorism, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or control, fire or other casualty, inability to obtain any materials or services, acts of God and other causes beyond Landlord’s control. If this Casino Lease is terminated pursuant to this Section 22.1 and if Tenant is not in default hereunder, rent shall be prorated as of the date of termination and all rights and obligations hereunder shall cease and terminate.

22.2                           Damage by Tenant.  Notwithstanding the foregoing provisions of Section 23.1, in the event the Casino, or any portion thereof, shall be damaged by fire or other casualty due to the fault or negligence of Tenant Parties, its customers or business invitees, then, without prejudice to any other rights and remedies of Landlord, this Casino Lease shall not terminate, the damage shall be repaired by Tenant, and there shall be no apportionment or abatement of any rent.

22.3                           Damage to Resort.  In the event of any damage not limited to, or not including, the Casino, such that the Resort is damaged to the extent of ten percent (10%) or more of the cost of replacement, Landlord or Tenant may elect to terminate this Casino Lease upon giving notice of such election in writing to the other within thirty (30) days after the occurrence of the event causing the damage.

22.4                           Repair Obligations.  The provisions of this Section 22 with respect to repair by Landlord shall be limited to such repair as is necessary to place the Casino in the same condition as of the Commencement Date herein and when placed in such condition the Casino shall be deemed restored and rendered tenantable promptly following which time Tenant, at Tenant’s expense shall repair or replace its stock in trade, fixtures, furniture, furnishings, floor coverings and equipment, and if Tenant has closed, Tenant shall promptly reopen for business.

22.5                           Insurance Proceeds.  All insurance proceeds payable under any fire, and/or rental insurance shall be payable solely to Landlord and Tenant shall have no interest therein. Tenant shall in no case be entitled to compensation for damages on account of any annoyance or inconvenience in making repairs under any provision of this Casino Lease. Except to the extent provided for in this Section 22, neither the rent payable by Tenant nor any of Tenant’s other obligations under any provision of this Casino Lease shall be affected by any damage to or destruction of the Casino or any portion thereof by any cause whatsoever.

SECTION 23

RIGHT OF ACCESS

Landlord may enter the Casino at any time to (i) inspect the Casino, (ii) determine whether Tenant is complying with all its obligations hereunder, and (iii) make Casino Repairs in accordance with this Casino Lease.  In no event shall Landlord have access to any area for which access is restricted in accordance with Governmental or Regulatory Authorities, except pursuant to such laws.

SECTION 24

EXPENDITURES BY LANDLORD

Whenever under any provision of this Casino Lease, Tenant shall be obligated to make any payment or expenditure, or to do any act or thing, or to incur any liability whatsoever, and Tenant fails, refuses or neglects to perform as herein required, Landlord shall be entitled, but shall not be obligated, to make any such payment or to do any such act or thing, or to incur any such liability, all on behalf of and at the cost and for the account of Tenant. In such event, the amount thereof with interest thereon at the Default Interest Rate shall constitute and be collectable as additional rent on demand, or may be offset by any amount owed by Tenant to Landlord.

SECTION 25

ESTOPPEL CERTIFICATES

Tenant agrees that within ten (10) days of any demand therefor by Landlord, Tenant will execute and deliver to Landlord and/or Landlord’s designee a recordable certificate stating that this Casino Lease is unmodified and in full force and effect, such defenses or offsets as are claimed by Tenant, if any, the date to which all rentals have been paid, and such other information concerning the Casino Lease, the Casino and Tenant as Landlord or said designee may request.

SECTION 26

DEFAULT

26.1                           Tenant Event of Default.  The occurrence of any one or more of the following shall constitute a “Tenant Event of Default”:

(a)                                  Tenant’s failure to pay Base Rent or any other amounts due to Landlord or any other third-party when and as due, if such failure continues for five (5) days; or

(b)                                 Subject to any other default provision set forth elsewhere in this Casino Lease which does not require notice or a cure period, Tenant shall fail to perform any other provision of this Casino Lease to be performed by Tenant, if such failure continues for thirty (30) days after written notice of the same has been given to Tenant (provided, however, that if the default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default of this Casino Lease if Tenant commences to cure such default during such 30-day period and proceeds diligently to cure the default); or

(c)                                  Tenant shall fail to possess at all times during the Casino Lease Term all necessary licenses for the operation of a casino and gaming establishment.

26.2                           Remedies Upon Tenant Default.  Upon the occurrence of a Tenant Event of Default, Landlord may terminate Tenant’s right to possession of the Casino by giving notice to Tenant of the same, whereupon this Casino Lease shall terminate. Landlord also may sue for damages.  The remedies afforded to Landlord by this Casino Lease shall be cumulative and in addition to any one or more remedies now or later available by law.

26.3                           Landlord Event of Default.  The occurrence of a failure by of Landlord to perform any other provision of this Casino Lease to be performed by Landlord shall be a “Landlord Event of Default” hereunder if such failure continues for thirty (30) days after written notice of the same has been given to Landlord (provided, however, that if the default cannot reasonably be cured within thirty (30) days, Landlord shall not be in default of this Casino Lease if Landlord commences to cure such default during such 30-day period and proceeds diligently to cure the default).

26.4                           Remedies Upon Landlord Default.  Upon the occurrence of a Landlord Event of Default, Tenant may terminate this Casino Lease and/or sue for damages.  The remedies afforded to Tenant by this Casino Lease shall be cumulative and in addition to any one or more remedies now or later available by law.

26.5                           Late Payments.  Should either Landlord or Tenant fail to pay the other any sum when due hereunder, such amount shall bear interest at the Default Interest Rate from the date due until the date paid.  In addition, should either Landlord or Tenant fail to pay the other any amount due hereunder within ten (10) days after the same is due, the defaulting party shall pay to the other an amount equal to five percent (5%) of such late payment in order to compensate such non-defaulting party for the damages it may suffer as the result of such late payment.

26.6                           Attorney’s Fees.    Subject to Section 38, in any action or proceeding to enforce the terms of this Agreement or to redress any violation of this Agreement, the prevailing party shall be entitled to recover as damages its reasonable attorneys’ fees and reasonable costs incurred, whether or not the action is reduced to judgment.  For the purposes of this provision, the “prevailing party” shall be that party who has been successful with regard to the main issue, even if that party did not prevail on all the issues.

26.7                           No Waiver.  The waiver by Landlord of any default or breach of any of the terms, covenants or conditions of this Casino Lease on the part of Tenant to be kept and performed shall not be a waiver of any preceding or subsequent breach of this Casino Lease or any other term, covenant or condition contained herein.  The subsequent acceptance of rent or any other payment hereunder by Tenant to Landlord shall not be construed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Casino Lease other than the failure of Tenant to pay particular rental or other payments or portion thereof so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rental or other payment.  No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein provided shall be deemed to be other than on account of the earliest rent due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in or under this Casino Lease.  The consent by Landlord to any matter or event requiring Landlord’s consent shall not constitute a waiver of the necessity for such consent to any subsequent matter or event.  This Section 26.7 may not be waived.

SECTION 27

SALE BY LANDLORD

27.1                           Landlord’s Transfer.  Subject to Nevada Gaming Authorities and the Operating Agreement, it is agreed that Landlord may at any time assign or transfer its interest as Landlord in and to this Casino Lease, or any part thereof; and may at any time sell or transfer its interest in the fee of the Casino, or its interest in and to the whole or any portion of the Casino, without obtaining any approval from Tenant.

27.2                           Attornment.  Tenant hereby agrees to attorn to the assignee, transferee, or purchaser of Landlord under any provision of this Section 27 from and after the date of notice to Tenant of such assignment, transfer or sale, in the same manner and with the same force and effect as though this Casino Lease were made, in the first instance, by and between Tenant and such assignee, transferee or purchaser.

SECTION 28

FORCE MAJEURE

Whenever a day is appointed herein on which, or a period of time is appointed in which, either party is required to do or complete any act matter or thing, the time for the doing or completion thereof shall be extended by a period of time equal to the number of days on or during which such party is prevented from, or is unreasonably interfered with, the doing or completion of such act, matter or thing because of labor disputes, civil commotion, war, warlike operation, terrorism, sabotage, governmental regulations or control, fire or other casualty, inability to obtain any materials, or to obtain fuel or energy, weather or other acts of God, or other causes beyond such party’s reasonable control (financial inability excepted); provided, however, that nothing contained herein shall excuse Tenant from the prompt payment of any rent or charge required of Tenant hereunder. Tenant agrees that a recognitional or informational picket line shall not be deemed a force majeure event.

SECTION 29

NO PARTNERSHIP

Nothing contained in this Casino Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant. Neither the method of computation of rent nor any other provisions contained in this Casino Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

SECTION 30

SERVICE OF NOTICES

30.1                           Method.  Any and all notices and demands by or from Landlord to Tenant, or by or from Tenant to Landlord, required or desired to be given hereunder shall be in writing and shall be validly given or made if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or if delivered by a nationally recognized next day delivery courier service. If such notice or demand be served by registered or certified mail or by courier service in the manner provided, service shall be conclusively deemed given the first Business Day delivery is attempted or upon receipt, whichever is sooner.

30.2                           Addresses. Any notice or demand to Landlord shall be addressed to Landlord at

c/o 107 Hampton Road, Suite 200

Clearwater, Florida 33759

Attn: Neil Kiefer

Any notice or demand to Tenant shall be addressed to Tenant at

115 East Tropicana Avenue

Las Vegas, Nevada 89109

Attn: Michael Hessling

30.3                           Change of Address.  Any party hereto may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

SECTION 31

REMEDIES CUMULATIVE

The various rights, options, elections and remedies of Landlord contained in this Casino Lease shall be cumulative and no one of them shall be construed as exclusive of any other, or of any right, priority or remedy allowed or provided for by law and not expressly waived in this Casino Lease.

SECTION 32

SUCCESSORS AND ASSIGNS

The terms, provisions, covenants and conditions contained in this Casino Lease shall apply to, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns (where assignment is permitted) of Landlord and Tenant, respectively.

SECTION 33

PARTIAL INVALIDITY

If any term, covenant or condition of this Casino Lease, or any application thereof; should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, covenants and conditions of this Casino Lease, and all applications thereof; not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

SECTION 34

TIME OF THE ESSENCE

Time is of the essence of this Casino Lease and all of the terms, covenants and conditions hereof.

SECTION 35

ENTIRE AGREEMENT

This Casino Lease contains the entire agreement between the parties and cannot be changed or terminated orally.

SECTION 36

NO MEMORANDUM

Neither this Casino Lease nor a memorandum of lease shall be recorded without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion.  Provided, however, that Landlord, in its sole discretion, may record any notice of non-responsibility, or any similar document, that Landlord deems necessary.

SECTION 37

MISCELLANEOUS

37.1                           Captions.  The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference to this Casino Lease and in no way whatsoever define, limit or describe the scope or intent of this Casino Lease, nor in any way affect this Casino Lease.

37.2                           Interpretation.  Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places herein which the context requires such substitution or substitutions.

37.3                           Governing Law.  The laws of the State of Nevada applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance and effect of this Agreement.  Any lawsuit to interpret or enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in the County of Clark, State of Nevada.

37.4                           Covenant.  Whenever in this Casino Lease any words of obligation or duty are used in connection with either party, such words shall have the same force and effect as though framed in the form of express covenants on the part of the party obligated.

37.5                           Joint Liability.  In the event Tenant now or hereafter shall consist of more than one person, firm or corporation, then and in such event, all such persons, firms or corporations shall be jointly and severally liable as Tenant hereunder.

37.6                           Submission.  The submission of this Casino Lease for examination and/or execution hereof by Tenant does not constitute a reservation of or option for the Casino and this Casino Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.

37.7                           Drafting.  This Casino Lease shall not be construed either for or against Landlord or Tenant, but shall be interpreted in accordance with the general tenor of its language.

SECTION 38

DISPUTE RESOLUTION

If any controversy or claim between the Parties, other than Landlord’s claim of unlawful detainer or a proceeding for summary eviction for failure to pay Base Rent, arises out of this Casino Lease, and the Parties are unable to agree by direct negotiations, the Parties shall promptly mediate any such disagreement or dispute under the Commercial Mediation Rules of the American Arbitration Association. If the Parties are unable to resolve such disagreement or dispute through mediation, then such disagreement or dispute (excluding an action by Landlord in unlawful detainer or summary proceeding, as provided above) shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

The arbitrators shall be appointed under the Commercial Arbitration Rules of the American Arbitration Association. As soon as the panel has been convened, a hearing date shall be set within twenty-one (21) days thereafter. Written submittals shall be presented and exchanged by both Parties ten (10) days before the hearing date, including reports prepared by experts upon whom either party intends to rely. At such time the Parties will also exchange copies of all documentary evidence upon which they will rely at the arbitration hearing and a list of the witnesses whom they intend to call to testify at the hearing.  Tenant shall cooperate with Landlord to provide any documents, reports, agreements or other relevant instruments that the Tenant has in its records related to the arbitration and the arbitrator shall compel Tenant to provide any such information, reports, documents or agreements if the Tenant does not comply with any such request therefor by Landlord within a 3 day period.  Each of the Parties shall also make its respective experts available for deposition by the other party prior to the hearing date. The hearings shall be concluded no later than five (5) days after the initial hearing date. The arbitrators shall make their award within ten (10) business days after the conclusion of the hearing. In the event of a three-member panel, the decision in which two (2) of the members of the arbitration panel concur shall be the award of the arbitrators.  Except as otherwise specified herein, there shall be no discovery or dispositive motion practice (such as motions for summary judgment or to dismiss or the like) except as may be permitted by the arbitrators, who shall authorize only such discovery as is shown to be absolutely necessary to insure a fair hearing and no such discovery or motions permitted by the arbitrators shall in any way conflict with the time limits contained herein.  The arbitrators shall not be bound by the rules of evidence or civil procedure, but rather may consider such writings and oral presentations as reasonable businessmen would use in the conduct of their day-to-day affairs, and may require the Parties to submit some or all of their presentation as the arbitrators may deem appropriate. It is the intention of the Parties to limit live testimony and cross-examination to the extent absolutely necessary to insure a fair hearing to the Parties on the significant matters submitted to arbitration. The Parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.  The arbitrators shall have the discretion to award the respective attorneys’ fees of each party between the Parties as they see fit.  That parties shall equally share the cost of the arbitration and any arbitrators fees.  Judgment upon the award entered by the arbitrator(s) may be entered in any court having jurisdiction thereof Notwithstanding the Parties’ agreement to mediate or arbitrate their disputes as provided herein, any Party may seek emergency relief in any court of competent jurisdiction in Clark County, Nevada, without waiving the right to arbitrate.  The arbitrators shall make their award in accordance with applicable law and based on the evidence presented by the Parties, and at the request of either party at the start of the arbitration, shall include in their award findings of fact and conclusions of law supporting the award.  Any award arising from such arbitration shall be appealable to a court of competent jurisdiction in the State of Nevada.  Nothing contained herein is intended to, nor shall, limit Landlord’s right to pursue any action in unlawful detainer in the case of an Event of Default by Tenant.

[REST OF PAGE LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

Signature Page to Amended and Restated Casino Lease between

155 E Tropicana, LLC and Eastern & Western Hotel Corporation

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Casino Lease the day and year first above written.

“TENANT”

EASTERN & WESTERN HOTEL CORPORATION, a Nevada corporation

By:	/s/ Michael J. Hessling
Name:	Michael J. Hessling, Executive Vice-President

“LANDLORD”
155 EAST TROPICANA, LLC, a Nevada limited liability company
By:	EW Common LLC, a Nevada limited liability company
Its:	Member
	By:	Eastern & Western Hotel Corporation, a Nevada corporation
	Its:	Manager

	By:	/s/ Michael J. Hessling
	Name:	Michael J. Hessling, Executive Vice-President

By:	Florida Hooters LLC, a Nevada limited liability company
Its:	Member
	By:	Hooters Gaming LLC, a Nevada limited liability company
	Its:	Member
		By:	HG Casino Management, Inc., a Nevada corporation
		Its:	Manager

			By:	/s/ Neil Kiefer
			Name:	Neil Kiefer, President

	By:	Lags Ventures, LLC, a Nevada limited liability company
	Its:	Member

		By:	/s/ Dave Lageschulte
Dave Lageschulte, Sole Member

1

EXHIBIT A

Designation of Casino/Site Plan